EXHIBIT 10.2

Boston Scientific Corporation 2011 Long-Term Incentive Plan
Global Deferred Stock Unit Award Agreement

[DATE]

[FIRST_NAME] [LAST_NAME]
(“Participant”)

EMPLOYEE COPY
PLEASE RETAIN FOR YOUR RECORDS

Boston Scientific Corporation 2011 Long-Term Incentive Plan
Global Deferred Stock Unit Award Agreement

This Global Deferred Stock Unit Award Agreement (the “Agreement”), dated [DATE] (the “Grant Date”), is between you and Boston Scientific Corporation, a Delaware corporation, (the “Company”) in connection with the Award of Deferred Stock Units by the Committee under the Boston Scientific Corporation 2011 Long-Term Incentive Plan (the “Plan”). Capitalized terms used but not defined in this Agreement shall have the same meaning as assigned to them in the Plan. The applicable terms and conditions of the Plan are incorporated into and made a part of this Agreement.

1.    Grant of Units. The Committee hereby grants you that number of Deferred Stock Units as set forth in this Agreement (the “Units”). Each Unit represents the Company’s commitment to issue to you one share of Stock subject to the conditions set forth in this Agreement. This Award is granted pursuant to and is subject to the provisions of the Plan and the terms and conditions of this Agreement and any applicable Addendum.

2.    Vesting. The Units shall vest and shares of Stock will be issued to you according to the vesting schedule set forth in this Agreement. Except as otherwise provided in Sections 4, 5, 6, 7 and 8 below, the Units will vest, subject to the conditions described in Section 7 below, in approximately equal annual installments on each of the five (5) consecutive anniversaries of the Grant Date, beginning on the first anniversary of the Grant Date. Shares of Stock for Units that vest in accordance with this Section 2 will be delivered to you within fifteen (15) days after the applicable vesting date but in no event later than the last day of the calendar year that includes the applicable vesting date. No shares of Stock shall otherwise be issued to you prior to the date on which the Units vest. Notwithstanding anything in the Agreement to the contrary, the Company may, in its sole discretion, settle the Units in the form of a cash payment to the extent that settlement in shares of Stock is prohibited under local law or would require the Company and/or any of its Affiliates to obtain the approval of or complete any legal or regulatory filing with any governmental and/or regulatory body in your country of residence (or country of employment, if different). Alternatively, the Company may, in its sole discretion, settle the Units in the form of shares of Stock but require you to sell such Stock immediately or within a specified time following your termination of employment (in which case, this Agreement shall give the Company the authority to issue sales instructions on your behalf).

3.    Participant’s Rights in Stock. The shares of Stock, if and when issued to you pursuant to this Agreement, shall be registered in your name and evidenced in a manner as determined by the Company, in its sole discretion. Under no circumstance will you be deemed, by virtue of the granting of the Units, to be a holder of any shares of Stock underlying the Units or be entitled to the rights or privileges of a holder of such shares of Stock (including the right to receive dividends or vote the shares of Stock), unless and until the Units have vested with respect to such shares of Stock and the shares of Stock have been issued to you.

4.    Death. In the event you terminate employment by reason of death, any Units that have not vested prior to the date of your death shall immediately vest and shares of

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Stock shall be issued in accordance with your will or the laws of descent and distribution. Shares of Stock for Units which vest under this Section 4 will be delivered within sixty (60) days after your employment termination date.

5.    Retirement. If you terminate employment by reason of your Retirement, any Units that have not vested prior to the date of your Retirement shall immediately vest and shares of Stock shall be issued to you, provided you have remained in continuous service with the Company or an Affiliate through the first anniversary of the Grant Date. In the event that your Retirement occurs prior to the first anniversary of the Grant Date, all unvested Units shall immediately terminate and be forfeited in their entirety. Shares of Stock for Units which vest under this Section 5 will be delivered within thirty (30) days after your employment termination date.

In this regard, if you are a local national of and employed in a country that is a member of the European Union, the grant of the Units and the terms and conditions governing the Units are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of the Units is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

6.     Disability. If you terminate employment by reason of your Disability, any Units that have not vested prior to the date of your termination by reason of Disability shall immediately vest and shares of Stock shall be issued to you. Shares of Stock for Units which vest under this Section 6 will be delivered within thirty (30) days after your employment termination date.

7.    Other Termination of Employment; Certain Vesting Conditions. If your employment terminates for any reason other than death, Retirement or Disability, any Units that have not vested prior to the date of your termination shall terminate and be forfeited on the effective date of such termination, except if your employment terminates for Cause, in which case, all unvested Units shall be forfeited upon notice to you of your termination for Cause. The issuance of shares of Stock is conditioned on your continuous employment with the Company or an Affiliate through and on the applicable anniversary of the Grant Date as set forth in Section 2 above. For purposes of the vesting conditions set forth in this Agreement, the effective date of your termination shall be deemed to be the last day of your active service with the Company or an Affiliate (if applicable). Notwithstanding anything to the contrary in the Plan or this Agreement, and for purposes of clarity, the date of your termination of employment shall not be extended by any statutory or common law notice of termination period.

8.    Change in Control of the Company. In the event you are employed by the Company or an Affiliate at the time of a Change in Control, any Units that have not vested prior to the Change in Control shall immediately vest and shares of Stock will be issued to

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you immediately prior to the Change in Control; provided, however, that if you have entered into a Change in Control agreement with the Company, the Units will vest according to the provisions of the Change in Control agreement. In the event you have terminated employment with the Company or an Affiliate prior to a Change in Control as a result of death, Disability or Retirement occurring on or after the first anniversary of the Grant Date and Change in Control occurs following your termination of employment, shares of Stock for any Units that have vested under Section 4, 5 or 6 but which have not yet been issued to you will be issued to you immediately prior to the Change in Control. Notwithstanding the foregoing and unless otherwise specifically provided in any agreement of the Company or any of its Affiliates with you pertaining to the effect of a Change of Control on outstanding Awards which is in effect as of the Change of Control, if this Award is subject to and not exempt from the application of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and provides for settlement or payment upon a Change in Control, the definition of Change in Control shall be limited to events which qualify as a change in the ownership of a corporation within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v), or a change in the ownership of a substantial portion of the assets of a corporation within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii); provided, however, that this requirement shall not cause an event that would not otherwise be considered a Change in Control under the definition of a Change in Control under the Plan to be considered a Change in Control.

9.    Recoupment Policy.

(a)    Current Recoupment Policy. Pursuant to the Company’s recoupment policy and to the extent permitted by governing law, the Board, in its discretion, may seek Recovery of the Award granted to you if you are a Current Executive Officer or Former Executive Officer and you, in the judgment of the Board, commit misconduct or a gross dereliction of duty that results in a material violation of Company policy and causes significant harm to the Company while serving in your capacity as Executive Officer.

(i)    Definitions. The following terms, when used in this Section 9, shall have the meaning set forth below:

(1)    “Current Executive Officer” means any individual currently designated as an “officer” by the Board for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

(2)    “Executive Officer” means any Current Executive Officer or Former Executive Officer.

(3)    “Former Executive Officer” means any individual previously (but not currently) designated as an “officer” by the Board for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

(4)    “Recovery” means the forfeiture or cancellation of unvested Units.

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(b)    Provisions Required by Law. If the Company subsequently determines that it is required by law to apply a “clawback” or alternate recoupment provision to outstanding Awards, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or recoupment provision also shall apply to this Award, as applicable, as if it had been included on the Grant Date and the Company shall notify you of such additional provision.

10.    Consideration for Stock. The shares of Stock subject to the Units are intended to be issued for no cash consideration.

11.    Issuance of Stock. The Company shall not be obligated to issue any shares of Stock until (a) all federal, state and local laws and regulations, as the Company may deem applicable, have been complied with; (b) the shares have been listed or authorized for listing upon official notice to the New York Stock Exchange, Inc. or have otherwise been accorded trading privileges; and (c) all other legal matters in connection with the issuance and delivery of the shares have been approved by the Company’s legal department.

12.    Transferability; Restrictions on Shares; Legend on Certificate. Until the vesting conditions of this Award have been satisfied and shares of Stock have been issued in accordance with the terms of this Agreement and any applicable Addendum or by action of the Committee, the Units awarded under this Agreement are not transferable and you shall not sell, transfer, assign, pledge, gift, hypothecate or otherwise dispose of or encumber the Units awarded under this Agreement. Transfers of shares of Stock by you are subject to the Company’s Stock Trading Policy and applicable securities laws. Shares of Stock issued to you in certificate form or to your book entry account upon satisfaction of the vesting and other conditions of this Award may be restricted from transfer or sale by the Company and evidenced by stop-transfer instructions upon your book entry account or restricted legend(s) affixed to certificates in the form as the Company or its counsel may require with respect to any applicable restrictions on sale or transfer.

13.    Satisfaction of Tax Obligations. Regardless of any action the Company or the Affiliate that employs you (the “Employer”) (if applicable) takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge and agree that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units or the shares of Stock issued upon vesting of the Units, and (b) do not commit to structure the terms of the Award (or any aspect of the Units) to reduce or eliminate your liability for Tax-Related Items.

Upon the issuance of shares of Stock or the satisfaction of any vesting condition with respect to the shares of Stock to be issued hereunder, if your country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company may hold back from the total number of shares of Stock to be delivered to you,

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and shall cause to be transferred to the Company, whole shares of Stock that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the shares of Stock, or to the extent it would not result in adverse accounting treatment, the Company may, in its sole discretion, hold back shares of Stock based on a rate of up to the maximum applicable withholding rate. The cash equivalent of the shares of Stock withheld will be used to settle the obligation to withhold the Tax-Related Items. By accepting the grant of Units, you expressly consent to the withholding of shares of Stock and/or cash as provided for hereunder.

Alternatively, you hereby authorize the Company (on your behalf and at your direction pursuant to this authorization) to immediately sell a sufficient whole number of shares of Stock acquired upon vesting resulting in sale proceeds sufficient to pay the Tax-Related Items required to be withheld. You agree to sign any agreements, forms and/or consents that reasonably may be requested by the Company (or the Company’s designated brokerage firm) to effectuate the sale of the shares of Stock (including, without limitation, as to the transfer of the sale proceeds to the Company to satisfy the Tax-Related Items required to be withheld). Further, the Company or the Employer may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from your salary or any other amounts payable to you, with no withholding of shares of Stock or sale of shares of Stock, or may require you to submit a cash payment equivalent to the Tax-Related Items required to be withheld with respect to the Units.

All other Tax-Related Items related to the grant of Units and any shares of Stock delivered in settlement thereof are your sole responsibility. In no event shall whole shares be withheld by or delivered to the Company in satisfaction of any Tax-Related Items in excess of the maximum statutory tax withholding required by law. You agree to indemnify the Company and its Affiliates against any and all liabilities, damages, costs and expenses that the Company and its Affiliates may hereafter incur, suffer or be required to pay with respect to the payment or withholding of any Tax-Related Items.

The Units are intended to comply with or be exempt from the requirements of Code Section 409A. The Plan and this Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that the Agreement is subject to Code Section 409A and that it has failed to comply with the requirements of that Section, the Company may, in its sole discretion, and without your consent, amend this Agreement to cause it to comply with Code Section 409A or be exempt from Code Section 409A.

Notwithstanding any provision of this Agreement to the contrary, in the event that any settlement or payment of this Award occurs as a result of your termination of employment and the Company determines that you are a “specified employee” (as that term is defined under Code Section 409A) subject to Code Section 409A at the time your termination of employment, and provided further that such payment or settlement does not otherwise qualify for an applicable exemption from Code Section 409A, then no such settlement or payment shall be paid to you until the date that is the earlier to occur of: (i) your death, or (ii) six (6) months and one (1) day following your termination of employment. Any portion of this Award delayed as a result of the preceding sentence, which is (i) in whole or in part,

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settled in cash and (ii) based on the value of Stock, shall be based on the value of the Stock at the time the Award would have otherwise been settled or paid without application of the delay described in the preceding sentence. If this Award does not otherwise qualify for an applicable exemption from Code Section 409A, the terms “Retirement”, “terminate,” “termination,” “termination of employment,” and variations thereof as used in this agreement, are intended to mean a termination of employment that constitutes a “separation from service” as such term is defined under Code Section 409A. Notwithstanding any action or inaction by the Administrator, you are exclusively responsible for any tax consequences under Code Section 409A resulting from this Award.

14.    Repatriation and Legal/Tax Compliance Requirements. If you are resident or employed outside of the United States, you agree, as a condition of the grant of Units, to repatriate all payments attributable to the shares of Stock and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of the shares of Stock acquired pursuant to the Units) in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and the Employer, as may be required to allow the Company and the Employer to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

15.    Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Unit grant materials by and among, as applicable, the Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including (but not limited to) your name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of Stock or directorships held in the Company, and details of all Units awarded to you or any other entitlements to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”) for the purpose of implementing, managing and administering the Plan.

You understand that Data may be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan, including but not limited to E*TRADE Securities LLC (“E*TRADE”) or any successor or any other third party that the Company or E*TRADE (or its successor) may engage to assist with the administration of the Plan from time to time. You understand the recipients of the Data may be located in your country, in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of

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any potential recipients of the Data by contacting your local human resources representative.

You authorize the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of Stock acquired upon vesting of the Units. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later revoke your consent, your employment status or service with the Employer will not be adversely affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Units or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

16.    Nature of Grant. By participating in the Plan, you acknowledge, understand and agree that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Administrator at any time, to the extent permitted by the Plan;

(b)the grant of the Units is voluntary and occasional and does not create any contractual or other right to receive future grants or benefits in lieu of Units, even if Units have been granted in the past;

(c)all decisions with respect to future grants of Units, if any, will be at the sole discretion of the Administrator;

(d)the Unit grant and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or Affiliate and shall not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate your employment or service relationship (if any);

(e)you are voluntarily participating in the Plan;

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(f)the Units are not intended to replace any pension rights or compensation;

(g)the Units, the underlying Shares, and the income and value of same are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty;

(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the Units resulting from the termination of your employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the grant of the Units to which you are otherwise not entitled, you irrevocably agree never to institute any such claim against the Company, any of its Affiliates or the Employer, waive your ability, if any, to bring any such claim, and release the Company, its Affiliates and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(j)unless otherwise agreed with the Company in writing, the Units, the underlying shares of Stock and the income and value of same are not granted as consideration for, or in connection with, any service you may provide as a director of an Affiliate;

(k)for purposes of the Units, your employment or other service relationship will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, your right to vest in the Units under this Agreement, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Unit grant (including whether you may still be considered to be providing services while on an approved leave of absence); and

(l)the following provisions apply only if you are providing services outside the United States: (A) the Units, the underlying shares of Stock, and the income and value of same are not part of normal or expected compensation or salary for any purpose; and (B) neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value

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of the Units or of any amount due to you pursuant to the settlement of the Units or the subsequent sale of any shares of Stock acquired upon settlement.

17.    Not a Public Offering. The grant of the Units under the Plan is not intended to be a public offering of securities in your country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings to the local securities authorities unless otherwise required under local law, and the grant of the Units is not subject to the supervision of the local securities authorities.

18.    No Advice Regarding Grant. No Employee of the Company is permitted to advise you regarding your participation in the Plan or your acquisition or sale of the shares of Stock subject to the Units. Investment in shares of Stock involves a degree of risk. Before deciding whether to participate in the Plan, you should carefully consider all risk factors relevant to the acquisition of shares of Stock under the Plan, and you should carefully review all of the materials related to the Units and the Plan. You are hereby advised to consult with your own personal tax, legal and financial advisors before taking any action related to the Plan.

19.    Investment Intent. You acknowledge that the acquisition of the shares of Stock to be issued hereunder is for investment purposes without a view to distribution thereof.

20.    Insider Trading/Market Abuse Laws. You acknowledge that your country of residence may have insider trading and/or market abuse laws which may affect your ability to acquire or sell shares of Stock under the Plan during such times that you are considered to have “inside information” (as defined in the laws in your country). These laws may be the same or different from any Company insider trading policy. You acknowledge that it is your responsibility to be informed of and comply with such regulations, and that you are advised to speak to your personal advisor on this matter.

21.    Award Subject to the Plan. The Award to be made pursuant to this Agreement is made subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and conditions of the Plan will govern and prevail. However, no amendment of the Plan after the date hereof may adversely alter or impair the issuance of the shares of Stock to be made pursuant to this Agreement. You hereby accept the Units subject to all the terms and provisions of the Plan and this Agreement and agree that all decisions under, and interpretations of, the Plan and this Agreement by the Administrator, Committee or the Board shall be final, binding and conclusive upon you and your heirs and legal representatives.

22.    Electronic Delivery of Documents. The Company may, in its sole discretion, deliver any documents related to the Units and participation in the Plan or future grants of Units that may be granted under the Plan, by electronic means unless otherwise prohibited by local law. You hereby consent to receive such documents by electronic delivery and

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agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party-designated by the Company.

23.    Language. If you are resident outside of the United States, you hereby acknowledge and agree that it is your express intent that this Agreement and any applicable Addendum, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Units, be drawn up in English. If you have received this Agreement and any applicable Addendum, the Plan or any other documents related to the Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

24.    Addendum. Notwithstanding any provision of this Agreement to the contrary, the Units shall be subject to any special terms and conditions for your country of residence (and country of employment, if different) as are forth in the applicable addendum to the Agreement (the “Addendum”). Further, if you transfer your residence and/or employment to another country reflected in the Addenda to these Agreements, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. Any applicable Addendum shall constitute part of this Agreement.

25.    Additional Requirements. The Administrator reserves the right to impose other requirements on the Units, any shares of Stock acquired pursuant to the Units and your participation in the Plan to the extent the Administrator determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws or to facilitate the administration of the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

26.    Legal Notices. Any legal notice necessary under this Agreement shall be addressed to the Company in care of its General Counsel at the principle executive offices of the Company and to you at the address appearing in the personnel records of the Company for you or to either party at such other address as either party may designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

27.    Conflicts. The Units granted pursuant to this Agreement and any applicable Addendum is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. This Agreement contains terms and provisions established by the Committee specifically for the grant described herein. Unless the Committee has exercised its authority under the Plan to establish specific terms of an Award, the terms of the Plan shall govern. Subject to the limitations set forth in the Plan, the Committee retains the right to alter or modify the Stock Units granted pursuant to this Agreement as the Committee may determine are in the best interests of the Company.

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28.    Governing Law and Venue The interpretation, performance and enforcement of this Agreement shall be governed by the laws of The Commonwealth of Massachusetts (without regard to the conflict of laws principles thereof) and applicable federal laws. For purposes of litigating any dispute under the Agreement, including the Addendum, the parties hereby submit to and consent to the exclusive jurisdiction of The Commonwealth of Massachusetts and agree that such litigation shall be conducted only in the courts of Boston, or the federal courts for the United States for the District of Massachusetts and no other courts where the grant of the Units is made and/or to be performed.

29.    Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

30.    Severability. You agree that the provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

31.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be the one and the same instrument.

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SIGNATURE PAGE

IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Participant have executed and delivered this Agreement as a sealed instrument as of the date and year first above written.

Number of Deferred Stock Units: [TOTAL SHARES GRANTED]

Vesting Schedule

20%	[ ]

20%	[ ]
20%	[ ]
20%	[ ]
20%	[ ]

BOSTON SCIENTIFIC CORPORATION

Michael F. Mahoney
President and Chief Executive Officer

PARTICIPANT

By: SIGNED BY ELECTRONIC SIGNATURE

BY ELECTRONICALLY ACCEPTING THE AWARD, YOU AGREE THAT (i) SUCH ACCEPTANCE CONSTITUTES YOUR ELECTRONIC SIGNATURE IN EXECUTION OF THIS AGREEMENT; (ii) YOU AGREE TO BE BOUND BY THE PROVISIONS OF THE PLAN, THE AGREEMENT AND THE ADDENDUM; (iii) YOU HAVE REVIEWED THE PLAN, THE AGREEMENT AND THE ADDENDUM IN THEIR ENTIRETY, HAVE HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO ACCEPTING THE AWARD AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THE PLAN, THE AGREEMENT AND THE

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ADDENDUM; (iv) YOU HAVE BEEN PROVIDED WITH A COPY OR ELECTRONIC ACCESS TO A COPY OF THE U.S. PROSPECTUS FOR THE PLAN AND THE TAX SUPPLEMENT TO THE U.S. PROSPECTUS FOR YOUR COUNTRY, IF APPLICABLE; AND (v) YOU HEREBY AGREE TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE ADMINISTRATOR UPON ANY QUESTIONS ARISING UNDER THE PLAN, THE AGREEMENT AND THE ADDENDUM.

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BOSTON SCIENTIFIC CORPORATION

ADDENDUM TO THE AWARD AGREEMENT
RELATING TO DEFERRED STOCK UNITS GRANTED
PURSUANT TO THE 2011 LONG-TERM INCENTIVE PLAN

In addition to the terms of the Plan and the Agreement, the Units are subject to the following additional terms and conditions. All defined terms contained in this Addendum shall have the same meaning as set forth in the Plan and the Agreement. Pursuant to Section 25 of the Agreement, if you transfer your residence and/or employment to another country reflected in an Addenda, the additional terms and conditions for such country (if any) will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan.

ARGENTINA

Type of Offering. Neither the grant of the Units, nor the issuance of shares of Stock subject to the grant, constitutes a public offering. The offering of the Plan is a private placement and is not subject to the supervision of any Argentine governmental authority.

AUSTRALIA

Breach of Law. Notwithstanding anything to the contrary in the Agreement or the Plan, you will not be entitled to, and shall not claim any benefit (including without limitation a legal right) under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth), any other provision of that Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits.

AUSTRIA

No country-specific provisions.

BELGIUM

No country-specific provisions.

BRAZIL

Compliance with Law. By accepting the Units, you acknowledge that you agree to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the vesting of the Units, the receipt of any dividends, and the sale of shares of Stock acquired under the Plan.

Labor Law Policy and Acknowledgement. This provision supplements Section 16 of the Agreement:

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By accepting the Units, you agree that (i) the benefits provided under the Agreement and the Plan are the result of commercial transactions unrelated to your employment; (ii) the Agreement and the Plan are not a part of the terms and conditions of your employment; and (iii) the income from the Units, if any, is not part of your remuneration from employment.

CANADA

1.    Settlement in Shares. Notwithstanding anything to the contrary in the Agreement or the Plan, all Units shall be settled only in shares of Stock (and shall not be settled in cash).

2.    Personal Data. This provision supplements Section 15 of the Agreement:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company, any Affiliate and the Administrator to disclose and discuss the Plan with their advisors. You further authorize the Company and any Affiliate to record such information and to keep such information in your employee file.

3.    Securities Law Information. You are permitted to sell shares of Stock acquired under the Plan through the designated broker appointed under the Plan, if any, provided that the sale of shares of Stock takes place outside Canada through the facilities of a stock exchange on which the shares are listed (i.e., the New York Stock Exchange).

4.    Language Consent. The following provision will apply if you are a resident of Quebec:

The parties acknowledge that it is their express wish that the present Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

CHINA

The following provisions govern your participation in the Plan if you are a national of the People’s Republic of China (“China”) resident in mainland China, as determined by the Company in its sole discretion:

1.    Shares of Stock Must Be Held with Designated Broker. All shares of Stock issued upon settlement of your Units will be deposited into a personal brokerage account established with the Company’s designated broker, E*TRADE (or any successor broker designated by the Company), on your behalf. You understand that you may sell the shares of Stock at any

–Rev 1.2017

time after they are deposited in such account, however, you may not transfer the shares of Stock out of the brokerage account.

2.    Mandatory Sale of Shares Following Termination of Employment. You are required to sell all shares of Stock acquired upon vesting of the Units no later than 90 days following your termination of employment with the Company and its Affiliates (or such earlier date as may be required by the China State Administration of Foreign Exchange (“SAFE”)), in which case, this Addendum shall give the Company the authority to issue sales instructions on your behalf). If any shares remain outstanding on the 90th day following your employment termination date (or such earlier date as may be required by SAFE), you hereby direct, instruct and authorize the Company to issue sale instructions on your behalf.

You agree to sign any additional agreements, forms and/or consents that reasonably may be requested by the Company (or the Company’s designated brokerage firm) to effectuate the sale of the shares of Stock (including, without limitation, as to the transfer of the sale proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters. You acknowledge that neither the Company nor the designated brokerage firm is under any obligation to arrange for such sale of shares of Stock at any particular price (it being understood that the sale will occur in the market) and that broker’s fees and similar expenses may be incurred in any such sale. In any event, when the shares of Stock are sold, the sale proceeds, less any tax withholding, any broker’s fees or commissions, and any similar expenses of the sale will be remitted to you in accordance with applicable exchange control laws and regulations.

3.    Exchange Control Restrictions. You understand and agree that, pursuant to local exchange control requirements, you will be required immediately to repatriate to China the proceeds from the sale of any shares of Stock acquired under the Plan. You further understand that such repatriation of proceeds may be effected through a special bank account established by the Company or its Affiliate, and you hereby consent and agree that proceeds from the sale of shares of Stock acquired under the Plan may be transferred to such account by the Company on your behalf prior to being delivered to you and that no interest shall be paid with respect to funds held in such account. The proceeds may be paid to you in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to you in U.S. dollars, you understand that a U.S. dollar bank account in China must be established and maintained so that the proceeds may be deposited into such account. If the proceeds are paid to you in local currency, you acknowledge that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. You agree to bear any currency fluctuation risk between the time the shares of Stock are sold and the net proceeds are converted into local currency and distributed to you. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

4.    Administration. The Company shall not be liable for any costs, fees, lost interest or dividends or other losses you may incur or suffer resulting from the enforcement of the terms of this Addendum or otherwise from the Company’s operation and enforcement of the Plan,

–Rev 1.2017

the Agreement and the Award in accordance with Chinese law including, without limitation, any applicable SAFE rules, regulations and requirements.

The above requirements will not apply to non-Chinese nationals, unless otherwise required by the Company or by SAFE.

BY ELECTRONICALLY ACCEPTING THIS AGREEMENT, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE TERMS AND CONDITIONS OF THE PLAN, THE AGREEMENT AND THIS ADDENDUM.

COLOMBIA

Nature of Grant. This provision supplements Section 16 of the Agreement:
You acknowledge that, pursuant to Article 128 of the Colombian Labor Code, the Plan and related benefits do not constitute a component of your “salary” for any legal purpose. Therefore, they will not be included and/or considered for purposes of calculating any and all labor benefits, such as legal/fringe benefits, vacations, indemnities, payroll taxes, social insurance contributions and/or any other labor-related amount which may be payable.

COSTA RICA

No country-specific provisions.

CZECH REPUBLIC

No country-specific provisions.

DENMARK

Treatment of Units upon Termination of Service. Notwithstanding any provisions in the Agreement to the contrary, if you are determined to be an “Employee” as defined in section 2 of the Danish Act on the Use of Rights to Purchase or Subscribe for Shares etc. in Employment Relationships (the “Stock Option Act”), the treatment of the Units upon your termination of employment shall be governed by Section 4 and 5 of the Stock Option Act. However, if the provisions in the Agreement or the Plan governing the treatment of the Units upon a termination are more favorable, the provisions of the Agreement or the Plan will govern. You acknowledges having received an “Employer Information Statement” in Danish.

FINLAND

No country-specific provisions.

–Rev 1.2017

FRANCE

1.    Nature of the Award. The Units are not granted under the French specific regime provided by Articles L225-197-1 and seq. of the French commercial code.

2.    Use of English Language. You acknowledge and agree that it is your express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Vous reconnaissez et consentez que c’est votre souhait exprès qui cet accord, de meme que tous documents, toutes notifications et tous procédés légaux est entré dans, donné ou instituté conformément ci-annexé ou relatant directement ou indirectement ci-annexé, est formulé dans l’anglais.

GERMANY

No country-specific provisions.

GREECE

No country-specific provisions.

HONG KONG

1.    Settlement in Shares. Notwithstanding anything to the contrary in the Agreement, Addendum or the Plan, the Units shall be settled only in shares of Stock (and may not be settled in cash).

2.    Lapse of Restrictions. If, for any reason, shares of Stock are issued to you within six months of the Grant Date, you agree that you will not sell or otherwise dispose of any such shares of Stock prior to the six-month anniversary of the Grant Date.

3.    IMPORTANT NOTICE/WARNING. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of the documents, you should obtain independent professional advice. The Units and shares of Stock issued at vesting do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or its Affiliates. The Agreement, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. The Units are intended only for the personal use of each eligible employee of the Employer, the Company or any Affiliate and may not be distributed to any other person.

4.    Wages. The Units and shares of Stock subject to the Units do not form part of your wages for the purposes of calculating any statutory or contractual payments under Hong Kong law.

–Rev 1.2017

5.    Nature of the Program. The Company specifically intends that the Plan will not be treated as an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). To the extent any court, tribunal or legal/regulatory body in Hong Kong determines that the Plan constitutes an occupational retirement scheme for the purposes of ORSO, the grant of the Units shall be null and void.

INDIA

No country-specific provisions.

INDONESIA

No country-specific provisions.

IRELAND

No country-specific provisions.

ISRAEL

1.    Immediate Sale Restriction. Pursuant to Section 2 of the Agreement, when the Units vest, you understand and agree that all shares of Stock issued upon vesting immediately must be sold. You acknowledge and agree that the Company is authorized to issue sales instructions to the Company’s designated broker on your behalf pursuant to this authorization, and you expressly authorize the broker to complete the sale. You also agree to sign any agreements, forms and/or consents that may be reasonably requested by the Company or the Company’s designated broker to effectuate the sale of the shares of Stock and to cooperate with the Company and the Company’s designated broker with respect to such matters. When the shares of Stock are sold, a portion of the resulting sale proceeds will be used to cover any Tax-Related Items required to be withheld and any brokerage fees and expenses associated with the sale. The remaining proceeds will be paid to you as soon as practicable.

You acknowledge that neither the Company nor the Company’s designated broker is under any obligation to arrange for the sale of the shares of Stock at any particular price (it being understood that the sale will occur in the open market) and that brokerage fees and similar expenses may be incurred in any such sale. Due to fluctuations in the Stock price and/or applicable exchange rates between the date the Units vest and (if later) the date on which the shares of Stock are sold, the amount of proceeds ultimately may be more or less than the market value of the shares of Stock on the date the Units vest. You understand and agree that the Company assumes no liability for any fluctuations in the Stock price and/or any applicable exchange rate.

–Rev 1.2017

2.    Securities Law Information.  The grant of Units under the Plan does not constitute a public offering under the Securities Law, 1968.

ITALY

Plan. This provision supplements Section 16 of the Agreement:
You further acknowledge that you have read and specifically and expressly approve the following sections of the Agreement: Vesting, Other Termination of Employment, Certain Vesting Conditions, Recoupment Policy, Issuance of Stock, Satisfaction of Tax Obligations, Nature of Grant, and Choice of Law and Venue.
JAPAN

No country-specific provisions.

LEBANON

Securities Law Information. The Plan does not constitute the marketing or offering of securities in Lebanon pursuant to Law No. 161 (2011), the Capital Markets Law. Offerings under the Plan are being made only to eligible employees of the Boston Scientific Corporation.

MALAYSIA

1.    Award Conditioned upon Election to Pay Taxes Directly to the Malaysian Inland Revenue Board. You understand and agree that your Award is conditioned upon your completing, signing and submitting a letter to your Employer, indicating your election to pay any income tax or other tax liability arising in connection with taxable income recognized under the Plan directly to the Malaysian Inland Revenue Board. (You may contact your Employer to request a form letter for this purpose.) You understand that if you fail to file such an election letter with your Employer, your Award will be null and void.

2.    Consent to Collection, Processing and Transfer of Personal Data. This provision replaces Section 15 of the Agreement in its entirety:

–Rev 1.2017

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data, as described in this Addendum and any other grant materials by and among, as applicable, the Company and Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and Affiliates may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all Units or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”). The Data is supplied by the Company and also by you through information collected in connection with the Agreement and the Plan.
You understand that Data will be transferred to the current stock plan service providers or a stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative at 65.6418.8859, fax # 65.6418.8899 or Pauline.Puay@bsci.com You authorize the Company, the stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering

Anda dengan ini secara eksplisit dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadi anda seperti yang diterangkan dalam Lampiran ini dan apa-apa bahan pemberian unit saham terhad yang lain oleh dan di antara, seperti yang berkenaan, Syarikat dan Ahli Gabungan untuk tujuan eksklusif bagi melaksanakan, mentadbir dan menguruskan penyertaan anda di dalam Pelan.
Anda memahami bahawa Syarikat Ahli Gabungan mungkin memegang maklumat peribadi tertentu tentang anda, termasuk, tetapi tidak terhad kepada, nama anda, alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa syer saham Biasa atau jawatan pengarah yang dipegang dalam Syarikat, butir-butir semua unit saham terhad, atau apa-apa hak lain atas syer Biasa saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun yang belum dijelaskan bagi faedahanda, untuk tujuan eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut (“Data”). Data tersebut dibekalkan oleh Syarikat dan juga oleh anda berkenaan dengan Perjanjian dan Pelan.
Anda memahami bahawa Data ini akan dipindahkan kepada pembekal perkhidmatan pelan saham semasa atau pembekal perkhidmatan pelan saham yang mungkin dipilih oleh Syarikat pada masa depan, yang membantu Syarikat dengan pelaksanaan, pentadbiran dan pengurusan Pelan. Anda memahami bahawa penerima-penerima Data mungkin berada di Amerika Syarikat atau mana-mana tempat lain, dan bahawa negara penerima-penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara anda. Anda memahami bahawa sekiranya anda menetap di luar

–Rev 1.2017

and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares of Stock received upon vesting of the Unit may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data, limit the processing of Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consent herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Company will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company may not be able to grant you Units or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
Please take note that by electronically accepting this Agreement, you have confirmed that you explicitly, voluntarily and unambiguously consent to the collection, use and transfer of your personal data in accordance with the terms in this notification. However, if for any reason you do not consent

Amerika Syarikat, anda boleh meminta satu senarai yang mengandungi nama-nama dan alamat-alamat penerima-penerima Data yang berpotensi dengan menghubungi wakil sumber manusia tempatan anda di 65.6418.8859, fax # 65.6418.8899 or Pauline.Puay@bsci.com. Anda memberi kuasa kepada Syarikat, pembekal perkhidmatan pelan saham dan mana-mana penerima-penerima kemungkinan lain yang mungkin akan membantu Syarikat (pada masa sekarang atau pada masa depan) dengan melaksanakan, mentadbir dan menguruskan Pelan untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, bagi tujuan melaksanakan, mentadbir dan menguruskan penyertaan anda di dalam Pelan, termasuk segala pemindahan Data tersebut sebagaimana yang dikehendaki kepada broker, egen eskrow atau pihak ketiga dengan siapa syer Biasa saham diterima semasa peletakhakan saham terhad unit mungkin didepositkan. Anda memahami bahawa Data hanya akan disimpan selagi ia adalah diperlukan untuk melaksanakan, mentadbir, dan menguruskan penyertaan anda dalam Pelan. Anda memahami bahawa sekiranya anda menetap di luar Amerika Syarikat, anda boleh, pada bila-bila masa, melihat Data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data, mengehadkan pemprosean Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatan. Selanjutnya, anda memahami bahawa anda memberikan persetujuan di sini secara sukarela semata-mata. Sekiranya anda tidak bersetuju, atau sekiranya anda kemudian membatalkan persetujuan anda, status pekerjaan atau perkhidmatan dan kerjaya anda dengan Syarikat tidak akan terjejas; satu-satunya akibat buruk sekiranya anda

–Rev 1.2017

to the processing of your personal data, you have the right to reject such consent by contacting your local human resources representative at 65.6418.8859, fax # 65.6418.8899 or Pauline.Puay@bsci.com tidak bersetuju atau menarik balik persetujuan andaadalah bahawa Syarikat tidak akan dapat memberikan unit saham terhad anda atau anugerah ekuiti lain atau mentadbir atau mengekalkan anugerah-anugerah tersebut. Oleh itu, anda memahami bahawa keengganan atau penarikan balik persetujuan anda boleh menjejaskan keupayaan anda untuk mengambil bahagian dalam Pelan. Untuk maklumat lebih lanjut mengenai akibat-akibat keengganan anda untuk memberikan keizinan atau penarikan balik keizinan, anda memahami bahawa anda boleh menghubungi wakil sumber manusia tempatan.
Sila ambil perhatian bahawa dengan menerima Perjanjian ini secara elektronik, anda mengesahkan bahawa anda secara eksplisit, sukarela, dan tanpa sebarang keraguan bersetuju dengan pengumpulan, penggunaan, dan pemindahan data peribadi anda mengikut terma-terma dalam notis ini. Walaubagaimanapun, jika atas apa-apa sebab-sebab tertentu anda tidak bersetuju dengan pemprosesan data peribadi anda, anda mempunyai hak untuk menolak persetujuan anda dengan menghubungi wakil sumber manusia tempatan anda di 65.6418.8859, fax # 65.6418.8899 or Pauline.Puay@bsci.com

MEXICO

1.    Acknowledgement of the Agreement. By accepting the Units, you acknowledge that you have received a copy of the Plan and the Agreement, including this Addendum, which you have reviewed. You further acknowledge that you accept all the provisions of the Plan and the Agreement, including this Addendum. You also acknowledge that you have read and specifically and expressly approve the terms and conditions set forth in the “Nature of Grant” section of the Agreement, which clearly provide as follows:

(1)	Your participation in the Plan does not constitute an acquired right;

(2)	The Plan and your participation in it are offered by the Company on a wholly discretionary basis;

(3)	Your participation in the Plan is voluntary; and

(4)	The Company and its Affiliates are not responsible for any decrease in the value of any Shares acquired at vesting of the Units.

–Rev 1.2017

Reconocimiento del Contrato. Al aceptar los Unidades, usted reconoce que ha recibido una copia del Plan y del Contrato con inclusión de este Apéndice, que le ha examinado. Usted reconoce, además, que usted acepta todas las disposiciones del Plan y del Contrato. Usted también reconoce que ha leído y, concretamente, y aprobar de forma expresa los términos y condiciones establecidos en la “Naturaleza del Otorgamiento” que claramente dispone lo siguiente:

(1)	Su participación en el Plan no constituye un derecho adquirido;

(2)	El Plan y su participación en el Plan se ofrecen por Boston Scientific Corporation en su totalidad sobre una base discrecional;

(3)	Su participación en el Plan es voluntaria; y

(4)	Boston Scientific Corporation y sus afiliadas no son responsables de ninguna disminución en el valor de las acciones adquiridas en la adquisición de los Unidades.
2.    Labor Law Acknowledgement and Policy Statement. By accepting the Units, you acknowledge that Boston Scientific Corporation, with registered offices at 300 Boston Scientific Way, Marlboro, Massachusetts 01752, United States of America, is solely responsible for the administration of the Plan. You further acknowledge that your participation in the Plan, the grant of Units and any acquisition of shares of Stock under the Plan do not constitute an employment relationship between you and Boston Scientific Corporation because you are participating in the Plan on a wholly commercial basis and your sole employer is a Mexican legal entity (“Boston Scientific-Mexico”). Based on the foregoing, you expressly acknowledge that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and the Employer, Boston Scientific-Mexico, and do not form part of the employment conditions and/or benefits provided by Boston Scientific-Mexico, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.
You further understand that your participation in the Plan is the result of a unilateral and discretionary decision of Boston Scientific Corporation, therefore, Boston Scientific Corporation reserves the absolute right to amend and/or discontinue your participation in the Plan at any time, without any liability to you.
Finally, you hereby declare that you do not reserve to you any action or right to bring any claim against Boston Scientific Corporation for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and that you therefore grant a full and broad release to Boston Scientific Corporation, its Affiliates, branches, representation offices, shareholders, officers, agents and legal representatives, with respect to any claim that may arise.
Reconocimiento de Ausencia de Relación Laboral y Declaración de la Política. Al aceptar los Unidades, usted reconoce que Boston Scientific Corporation, con oficians registradas on 300 Boston Scientific Way, Marlboro, Massachusetts 01752, Estados Unidos de América, es el único responsable de la administración del Plan. Además,

–Rev 1.2017

usted acepta que su participación en el Plan, la concesión de los Unidades y cualquier adquisición de acciones en el marco del Plan no constituyen una relación laboral entre usted y Boston Scientific Corporation porque usted está participando en el Plan en su totalidad sobre una base comercial y su único empleador es una sociedad mercantil Mexicana (“Boston Scientific-Mexico”). Derivado de lo anterior, usted expresamente reconoce que el Plan y los beneficios que pueden derivarse de la participación en el Plan no establece ningún derecho entre usted y su Empleador, Boston Scientific-Mexico, y que no forman parte de las condiciones de empleo y / o prestaciones previstas por Boston Scientific-Mexico, y cualquier modificación del Plan o la terminación de su contrato no constituirá un cambio o deterioro de los términos y condiciones de su empleo.
Además, usted entiende que su participación en el Plan es causada por una decisión discrecional y unilateral de Boston Scientific Corporation, por lo que Boston Scientific Corporation se reserva el derecho absoluto a modificar y/o suspender su participación en el Plan en cualquier momento, sin responsabilidad alguna para con usted.
Finalmente, usted manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de Boston Scientific Corporation, por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia usted otorga un amplio y total finiquito a Boston Scientific Corporation, sus afiliadas, sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir.
NETHERLANDS

Waiver of Termination Rights. As a condition to the grant of the Units, you hereby waive any and all rights to compensation or damages as a result of the termination of employment with the Company and the Employer for any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the Plan, or (b) your ceasing to have rights under, or ceasing to be entitled to any awards under the Plan as a result of such termination.

NEW ZEALAND

Securities Law Notice.

Warning

This is an offer of Units which, upon vesting and settlement in accordance with the terms of the Plan and the Agreement, will be converted into shares of Stock. Shares of Stock give you a stake in the ownership of Boston Scientific Corporation. You may receive a return if dividends are paid.

–Rev 1.2017

If Boston Scientific Corporation runs into financial difficulties and is wound up, you will be paid only after all creditors and holders of preference shares have been paid. You may lose some or all of your investment.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share purchase scheme. As a result, you may not be given all the information usually required. You will also have fewer other legal protections for this investment.

Ask questions, read all documents carefully, and seek independent financial advice before committing.
Prior to the vesting and settlement of the Units, you will not have any rights of ownership (e.g., voting or dividend rights) with respect to the underlying shares of Stock.
No interest in any Units may be transferred (legally or beneficially), assigned, mortgaged, charged or encumbered.
The shares of Stock are quoted on the New York Stock Exchange. This means that if you acquire shares of Stock under the Plan, you may be able to sell them on the New York Stock Exchange if there are interested buyers. You may get less than you invested. The price will depend on the demand for the shares of Stock.

You also are hereby notified that the documents listed below are available for review on sites at the web addresses listed below:

1.	Boston Scientific Corporation’s most recent Annual Report (Form 10-K):
https://www.sec.gov/cgi-bin/browse-edgar?CIK=bsx&owner=exclude&action=getcompany&Find=Search.

2.	Boston Scientific Corporation’s most recent published financial statements (Form 10-Q or 10-K) and the auditor’s report on those financial statements:
https://www.sec.gov/cgi-bin/browse-edgar?CIK=bsx&owner=exclude&action=getcompany&Find=Search.

3.
The Boston Scientific Corporation 2011 Long-Term Incentive Plan: This document can be accessed at https://us.etrade.com/home -> My Stock Plan -> Holdings -> click on a grant date and select “View Grant Documents”.

4.
Boston Scientific Corporation Deferred Stock Unit Award and 2011 Long-Term Incentive Plan Q&A Summary Sheet: This document can be accessed at https://us.etrade.com/home -> My Stock Plan -> Holdings -> click on a grant date and select “View Grant Documents”.

–Rev 1.2017

A copy of the above documents will be sent to you free of charge on written request being mailed to: Boston Scientific Corporation, Corporate Compensation, 300 Boston Scientific Way, Marlborough, MA 01752, USA.

NORWAY

No country-specific provisions.

PHILIPPINES

Settlement in Cash. Pursuant Section 2 of the Agreement, the Company shall settle your Units in the form of a cash payment unless, at the time of vesting, share settlement does not trigger the need for any approval from and/or filing with the Philippines Securities and Exchange Commission.

POLAND

No country-specific provisions.

PORTUGAL

Language Consent. You hereby expressly declare that you have full knowledge of the English language and have read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Agreement.
Conhecimento da Lingua. Por meio do presente, eu declaro expressamente que tem pleno conhecimento da língua inglesa e que li, compreendi e livremente aceitei e concordei com os termos e condições estabelecidas no Plano e no Acordo.

PUERTO RICO

No country-specific provisions.

RUSSIA
1.    U.S. Transaction. You understand that the Units shall be valid and this Agreement shall be concluded and become effective only when the Agreement is received by the Company in the United States. Upon vesting of the Units, any shares of Stock to be issued to you shall be delivered to you through a bank or brokerage account in the United States. In no event will shares of Stock be delivered to you in Russia; instead, all shares of Stock acquired upon vesting of the Units will be maintained on your behalf in the United States. You are not permitted to sell shares of Stock acquired at vesting directly to a Russian legal entity or resident.
2.    Repatriation Requirements. You agree to promptly repatriate proceeds resulting from the sale of shares of Stock acquired under the Plan to a foreign currency account at an authorized bank in Russia if legally required at the time shares of Stock are sold and to

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comply with all applicable local foreign exchange rules and regulations. Neither the Company nor any of its Affiliates shall be liable for any fines or penalties resulting from your failure to comply with applicable laws.
Depending on the development of local regulatory requirements, the Company reserves the right to settle the Units in cash and/or to pay any proceeds related to the Units to you through local payroll.
SINGAPORE

Private Placement. The grant of the Units is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. You should note that the Unit is subject to section 257 of the SFA and you will not be able to make any subsequent sale of the shares of Stock in Singapore, or any offer of such subsequent sale of the shares of Stock subject to the Grants in Singapore, unless such sale or offer is made (i) after six months from the Grant Date or (ii) pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.

SOUTH AFRICA

1.    Responsibility for Taxes. This provision supplements Section 13 of the Agreement:
You are responsible for immediately notifying the Employer of the amount of any gain realized at vesting of the Units. If you fail to advise the Employer of such gain, you may be liable for a fine.
2.    Securities Law Notice. In compliance with South African securities law, the documents listed below are available for review on the Company’s external and internal sites at the web addresses listed below:

a.	Boston Scientific Corporation’s most recent Annual Report (Form 10-K):
https://www.sec.gov/cgi-bin/browse-edgar?CIK=bsx&owner=exclude&action=getcompany&Find=Search.

b.
The Boston Scientific Corporation 2011 Long-Term Incentive Plan: This document can be accessed at https://us.etrade.com/home -> My Stock Plan -> Holdings -> click on a grant date and select “View Grant Documents”.

c.
Boston Scientific Corporation Deferred Stock Unit Award and 2011 Long-Term Incentive Plan Q&A Summary Sheet: This document can be accessed at https://us.etrade.com/home -> My Stock Plan -> Holdings -> click on a grant date and select “View Grant Documents”.

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You acknowledge that you may have copies of the above documents sent to you, at no charge, on written request being mailed to Boston Scientific Corporation, attn: Corporate Compensation, 300 Boston Scientific Way, Marlborough, MA 01752, USA.

You understand that you are advised to carefully read the materials provided before making a decision whether to participate in the Plan and to contact your tax advisor for specific information concerning your personal tax situation with regard to Plan participation.

SOUTH KOREA

Consent to Collection, Processing and Transfer of Personal Data. By electronically accepting this Agreement:

1.	You agree to the collection, use, processing and transfer of Data as described in Section 15 of the Agreement; and

2.	You agree to the processing of your unique identifying information (resident registration number) as described in Section 15 of the Agreement.

SPAIN

Acknowledgement of Discretionary Nature of the Plan; No Vested Rights. This provision supplements the terms of the Agreement.

In accepting the grant of Units, you acknowledge that you consent to participation in the Plan and have received a copy of the Plan.

You understand that the Company has unilaterally, gratuitously and in its sole discretion granted Units under the Plan to individuals who may be employees of the Company or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Affiliates on an ongoing basis. Consequently, you understand that the Units are granted on the assumption and condition that the Units and the shares of Stock acquired upon vesting of the Units shall not become a part of any employment contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that this grant would not be made to you but for the assumptions and conditions referenced above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, the grant of Units shall be null and void.

You understand and agree that, as a condition of the grant of Units, your termination of employment for any reason (including the reasons listed below) will automatically result in the loss of the Units to the extent the Units have not vested as of date the you cease active employment. In particular, you understand and agree that any unvested Units as of the date you cease active employment will be forfeited without entitlement to the underlying shares

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of Stock or to any amount of indemnification in the event of the termination of employment by reason of, but not limited to, resignation or retirement prior to the first anniversary of the Grant Date, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985. You acknowledge that you have read and specifically accept the conditions referred to in the Agreement regarding the impact of a termination of employment on your Award.

BY ELECTRONICALLY ACCEPTING THIS AGREEMENT, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE TERMS AND CONDITIONS OF THE PLAN, THE AGREEMENT AND THIS ADDENDUM.

SWEDEN

No country-specific provisions.

SWITZERLAND

Securities Law Information. The offer of the Units is considered a private offering in Switzerland and is therefore not subject to registration in Switzerland. Neither this document nor any other materials relating to the Unit constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this document nor any other materials relating to the Unit may be publicly distributed nor otherwise made publicly available in Switzerland.

TAIWAN

Securities Law Information. This Award and the Shares to be issued pursuant to the Plan are available only for Employees. The Award is not a public offer of securities by a Taiwanese company.

THAILAND

No country-specific provisions.

TURKEY

Securities Law Information. Under Turkish law, you are not permitted to sell shares of Stock acquired under the Plan in Turkey. The shares of Stock are currently traded on the New York Stock Exchange, which is located outside Turkey and the shares of Stock may be sold through this exchange.

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UNITED KINGDOM

1.     Income Tax and Social Insurance Contribution Withholding. The following provision shall replace Section 13 of the Agreement:

Regardless of any action the Company or the Affiliate that employs you (the “Employer”) (if applicable) takes with respect to any or all income tax and primary Class 1 National Insurance contributions, payroll tax or other tax-related withholding attributable to or payable in connection with or pursuant to the grant or vesting of the Award and the acquisition of Stock, or the release or assignment of the Award for consideration, or the receipt of any other benefit in connection with the Award (“Tax-Related Items”), you acknowledge and agree that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility. Furthermore, the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Award, the vesting of the Award, and the issuance of Stock in settlement, the subsequent sale of any Stock acquired and the receipt of any dividends; and (b) do not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items.

As a condition of the issuance of Stock upon vesting of the Award, the Company and/or the Employer shall be entitled to withhold and you agree to pay, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy, all obligations of the Company and/or the Employer to account to HM Revenue & Customs (“HMRC”) for any Tax-Related Items. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you by withholding a sufficient number of whole shares of Stock having a fair market value (determined in the Company’s reasonable discretion) on the applicable withholding date equal to the minimum amount of Tax-Related Items required to be withheld. Alternatively, or in addition, if permissible under local law, you authorize the Company and/or the Employer, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items legally payable by you by one or a combination of the following: (a) withholding from any wages or other cash compensation paid to you by the Company and/or the Employer; (b) arranging for the sale of a sufficient number of whole shares of Stock otherwise deliverable to you (on your behalf and at your direction pursuant to this authorization); or (c) withholding from the proceeds of the sale of a sufficient number of whole shares of Stock acquired upon vesting of the Award. If the obligation for Tax-Related Items is satisfied by withholding a whole number of shares of Stock as described herein, you will be deemed to have been issued the full number of shares subject to the Award, notwithstanding that a number of the shares of stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Award.

If, by the date on which the event giving rise to the Tax-Related Items occurs (the “Chargeable Event”), you have relocated to another country, you acknowledge that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one country.

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You also agree that the Company and the Employer may determine the amount of Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right which you may have to recover any overpayment from the relevant tax authorities. You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to account to HMRC with respect to the Chargeable Event that cannot be satisfied by the means previously described. If payment or withholding is not made within 90 days after the end of the U.K. tax year in which the Chargeable Event occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, (the “Due Date”), you agree that the amount of any uncollected Tax-Related Items shall (assuming you are not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), constitute a loan owed by you to the Employer, effective on the Due Date. You agree that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to above. If any of the foregoing methods of collection are not allowed under applicable laws or if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section, the Company may refuse to deliver the Stock acquired under the Plan.

2.     Exclusion of Claim. You acknowledge and agree that you will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to the Award, whether or not as a result of your termination of employment (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Award. Upon the grant of your Award, you shall be deemed irrevocably to have waived any such entitlement.

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